Exhibit 16.1

May 10, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated May 10, 2023, of CorEnergy Infrastructure Trust, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP